Exhibit 10.2

AMERICAN TOWER CORPORATION

SEVERANCE PROGRAM

Effective as of March 2, 2009

ARTICLE 1

PURPOSE

1.1 Establishment: American Tower Corporation (the “Company”) hereby adopts effective as of March 2, 2009 and as part of the American Tower Corporation Benefits Plan (the “Benefits Plan”), a severance program for the benefit of its employees eligible hereunder, which shall be known as the American Tower Corporation Severance Program (the “Severance Program” or the “Program”). The Severance Program is a Contract under the Benefits Plan. This document describes the features of the Benefits Plan that are unique to the Severance Program. Other features of the Severance Program are located in the policies, documents and rules governing the Benefits Plan.

1.2 Purpose: The purpose of the Severance Program is to provide transition assistance in the form of severance benefits for Eligible Employees in the event of a Qualifying Termination.

1.3 Effect of Prior Severance Pay Programs, Plans or Arrangements: The Program supersedes and replaces any prior severance pay programs, plans and arrangements (whether written or oral) for any Participant.

ARTICLE 2

DEFINITIONS

Whenever used in this Program, the following words and phrases have the meanings set forth below unless the context plainly requires a different meaning, and when the defined meaning is intended, the term is capitalized. Capitalized terms not defined below have the meanings set forth in the Benefits Plan.

2.1 Acquirer(s): the person(s) or entity(ies) that acquire(s) the stock or assets of the Company in a Change of Control, and includes persons or entities (a) that directly or indirectly control such person(s) or entity(ies) and (b) that are controlled by or are under direct or indirect common control with such person(s) or entity(ies).

2.2 Base Earnings: means a Participant’s weekly rate of pay as of the date of the Qualifying Termination, exclusive of overtime, bonuses, commissions or other forms of premium, equity and/or incentive pay; provided that, if specifically provided for in the Severance Policy applicable to the Participant, Base Earnings shall also include, for a Participant who is a sales manager or account manager and who participates in an Employer plan or arrangement that provides for quota-based commissions, the weekly amount that would be payable to such Participant with respect to his or her annualized Commission Target related thereto, calculated as if such Commission Target was paid on a weekly basis.

2.3 Benefits Plan: has the meaning set forth in Section 1.1.

2.4 Cause: (a) gross negligence or material willful misconduct in the performance of a Participant’s duties and responsibilities; (b) insubordination; (c) conviction of a crime involving moral turpitude or imprisonment for any crime; (d) material violation of any agreement with an Employer to which the Participant is a party; or (e) any act or omission by the Participant resulting or intended to result in personal gain at an Employer’s expense or harm to an Employer, its interests or its reputation.

2.5 Change of Control: a transaction designated by the Board prior to the Closing Date as a Change of Control for purposes of this Severance Program, such as a sale of stock, a merger or other reorganization, or a sale of all or substantially all of the assets of the Company, that has the result that the majority ownership of the Company or its assets is thereafter held by persons not shareholders of the Company immediately prior to such transaction.

2.6 Closing Date: the date on which the Change of Control occurs.

2.7 Commission Target: means, for a Participant who is a sales manager or account manager under an Employer plan or arrangement that provides for quota-based commissions, the amount of commission that would have been paid to such Participant had the Participant not experienced a Qualifying Termination prior to the payment thereof, assuming 100% achievement of applicable targets or quotas by the Participant under such plan or arrangement.

2.8 Confidentiality and Restrictive Covenants Agreement: an agreement, in a form satisfactory to the Company, that restricts the Participant from using confidential information of the Company and any affiliate, from competing with the Company or any affiliate, from soliciting any employees of the Company or any affiliate, and disparaging the Company or any affiliate.

2.9 Company: has the meaning set forth in Section 1.1.

2.10 Employer: the Company and any affiliate that is designated by the Company as a participating company. As of the Effective Date, the following affiliates are participating companies: American Towers, Inc. and ATC Tower Services Inc.

2.11 Effective Date: means March 2, 2009.

2.12 Eligible Employee: an individual who is a common law employee of an Employer working in the United States; provided, however, that the term shall not include: (a) temporary or irregular employees or contractors; (b) independent contractors; (c) leased employees within the meaning of Section 414(n) of the Code; (d) except to the extent specifically bargained for, members of a collective bargaining unit; and (e) employees of any foreign affiliates (other than individuals designated as “expatriate employees” by the Plan Administrator); and provided, further, that any individual described in subparagraph (b) of this Section shall remain ineligible to participate in the Program, notwithstanding any re-characterization of the individual as an employee for any federal, state or local law purpose.

An employee who is not regularly scheduled to work at least 20 hours per week and who has not been employed by an Employer for a continuous period of at least 90 days shall not be treated as an Eligible Employee for purposes of this Program.

2.13 Good Reason: means, without the written consent of a Participant, (i) a material diminution of a Participant’s annual Base Earnings; (ii) a material diminution of a Participant’s authority, duties or responsibilities; or (iii) a relocation of a Participant’s worksite of more than 50 miles from his or her existing worksite; provided, that the Participant has provided Employer written notice of the existence of the condition(s) within 60 days of its initial existence, and the Employer has failed to remedy the condition(s) after 30 days of receiving such notice from the Participant.

2.14 Participant: every Eligible Employee other than an employee who, at the time of the Qualifying Termination, is subject to an individual agreement with an Employer that provides for severance benefits that are different from those provided hereunder.

2.15 Performance Reasons: a substantive violation by a Participant of an applicable Employer policy or procedure or the performance by a Participant of his or her job or position in a manner deemed by an Employer to be unsatisfactory.

2.16 Program or Severance Program: this American Tower Corporation Severance Program, as set forth herein, with any and all supplements and amendments hereto that may be in effect.

2.17 Pro-Rated Bonus Payment: the portion of Severance Benefits that are payable based on a pro rata share of a cash bonus and/or commission payment that would have been made to a Participant under an Employer bonus or commission plan or arrangement (but with no double counting of any bonus or commission arrangement in the calculation of the Severance Benefits hereunder) had the Participant not experienced a Qualifying Termination. The amount paid will be pro rated based on the number of days of service in the relevant period completed as of the date of the Qualifying Termination to the total number of days of service in the relevant bonus or commission period, and shall be determined assuming all goals and objectives for such bonus or commission plan or arrangement had been 100% achieved.

2.18 Qualifying Termination: means the termination of a Participant’s employment by an Employer solely as a result of the Employer’s elimination of his or her job or position; provided that, if specifically provided for in the Severance Policy applicable to the Participant, a Qualifying Termination shall also include the termination of such Participant’s employment by the Participant for Good Reason. Termination of a Participant’s employment for any other reason, including, by way of illustration and not limitation, (i) voluntary termination by the Participant (other than for Good Reason, if applicable), (ii) the termination by an Employer of a Participant for Cause, or (iii) the termination by an Employer of a Participant for Performance Reasons, shall not constitute a Qualifying Termination.

2.19 Separation and Release Agreement: an agreement and general release, in a form satisfactory to the Company, that releases and forever discharges the Company and its affiliates, officers and directors from all claims and damages that the Participant may have in connection with or arising out of his or her employment or the termination of employment with the Company or any affiliate.

2.20 Severance Benefits: the benefits provided hereunder, as determined pursuant to Article 3.

2.21 Severance Pay: the portion of Severance Benefits that are payable based on a Participant’s Base Earnings.

2.22 Severance Period: the period equal to the total number of weeks of Base Earnings to be paid as Severance Pay hereunder.

2.23 Severance Policies: the policies listed on Exhibit A, as amended and in effect from time to time, that provide the specific benefit entitlement available under this Program to a Participant based on his or her job category at the time of the Qualifying Termination. The terms of each such Severance Policy shall be incorporated herein and made a part hereof. No Participant shall be entitled to Severance Benefits under more than one Severance Policy and the Plan Administrator shall have sole discretion to determine which Severance Policy shall apply to a Participant.

2.24 Year of Service: each 12-month period of continuous service as an employee, commencing on a Participant’s most recent date of hire with an Employer. A Participant shall not be given credit for a Year of Service unless he or she completes a full 12-month period of continuous service as an employee.

ARTICLE 3

BENEFITS

3.1 Eligibility for Severance Benefits: A Participant shall become entitled to Severance Benefits under this Program in the event he or she experiences a Qualifying Termination, subject to the following:

(a) For purposes of this Program and all Severance Policies hereunder, the determination of whether a Participant has experienced a Qualifying Termination, including, by way of illustration and not limitation, whether a termination is for (i) Cause, (ii) Performance Reasons or (iii) Good Reason, will be made by the Plan Administrator, in its sole and absolute discretion, and such determination will be conclusive and binding on the Participant.

(b) A Participant shall not be eligible for Severance Benefits hereunder unless the Participant shall have experienced a Qualifying Termination.

(c) No amount will be payable hereunder if the Participant dies prior to a proposed date of a Qualifying Termination.

(d) A Participant shall not be eligible for Severance Benefits hereunder if the Participant is terminated by an Employer for Cause or for Performance Reasons or if the Participant quits (unless the Participant quits for Good Reason and the Severance Policy applicable to the Participant permits Severance Benefits under such circumstances).

(e) A Participant shall not be eligible for Severance Benefits hereunder if the Participant has been offered other employment by an Employer or by a successor entity (as hereinafter defined) in the same or a similar position as Participant’s position and that is at the same location or within 50 miles of Participant’s worksite, as of the date he or she was notified of his or her proposed Qualifying Termination. For this purpose, a successor entity to an Employer shall mean a corporation or organization resulting from (i) the merger, consolidation or share exchange involving the Employer in which the Employer is not the surviving corporation, or (ii) any corporation or organization succeeding to substantially all of the assets and business of the Employer.

(f) A Participant must satisfy each of the following conditions in order to receive Severance Benefits hereunder:

(i)	The Participant must not have notified an Employer (whether orally or in writing) of his or her intention to terminate employment with the Employer for any reason (including, by way of illustration and not limitation, voluntary resignation, normal retirement or early retirement) prior to the Employer’s announcement of the proposed Qualifying Termination (other than a notice provided by a Participant in the case of a termination for Good Reason, if applicable under the Severance Policy for the Participant); and

(ii)	The Participant must not be on a leave of absence as of the date of the Qualifying Termination; and

(iii)	The Participant must sign, and not revoke, if applicable, within the period specified therein, a Separation and Release Agreement, and if provided for under the applicable Severance Policy, a Confidentiality and Restrictive Covenants Agreement and any other agreement(s), in each case in a form satisfactory to the Company.

3.2 Severance Benefits: A Participant’s Severance Benefits, including Severance Pay and Pro-Rated Bonus Payment, will be the amount determined under the applicable Severance Policy for the Participant’s position in effect as of the date of the Qualifying Termination.

3.3 Time and Manner of Payment: Payments hereunder will be made as follows:

(a) The Employer shall make payments of Severance Pay and any Pro-Rated Bonus Payment in a lump sum on the first scheduled payroll date following execution of the agreements required by Section 3.1(f)(iii) hereof and the applicable Severance Policy or, if later, the first scheduled payroll date following the expiration of any applicable revocation period under such agreements; provided, however, that to the extent any such agreements required by Section 3.1(f)(iii) hereof have been executed and not revoked, and payments have not been made as of the date 60 days following the date of the

Qualifying Termination, all payments shall be made on such date. Notwithstanding the foregoing, all payments hereunder shall be subject to the provisions set forth in Section 4.4 hereof related to compliance with Code Section 409A.

(b) The Company shall withhold from any payments all federal, state, local or other taxes that are legally required to be withheld.

(c) Any payments due hereunder for Severance Pay and Pro-Rated Bonus Payment shall be reduced by any other severance or termination payment due to a Participant, including, by way of illustration and not limitation, any amounts paid pursuant to federal, state or local government worker notification (e.g., Worker Adjustment and Retraining Notification (W.A.R.N.) Act) or office closing requirements, any amounts owed a Participant pursuant to a contract with an Employer and amounts paid to a Participant placed in a temporary layoff status (often referred to as a furlough), which immediately precedes the commencement of Severance Benefits hereunder. In addition, to the extent any federal, state or local government regulation provides for payments related to accrued wages, bonuses, commissions, reimbursements, flextime or other benefits in an amount or manner different from the Employer’s policies and programs, including this Program, any payments hereunder for Severance Pay and Pro-Rated Bonus Payment shall be offset by such amounts.

3.4 Rehire: If a Participant who receives payments hereunder for Severance Pay and Pro-Rated Bonus Payment is reinstated, he or she will not be required to reimburse the Employer for any payments received prior to being rehired. Any unpaid Severance Pay and Pro-Rated Bonus Payment will be forfeited upon a Participant’s rehire by an Employer.

3.5 Subsequent Employment: A Participant who receives payments hereunder for Severance Pay and Pro-Rated Bonus Payment shall not be required to mitigate the amount of any such payments by seeking other employment or otherwise, and subject to Section 3.4 hereof, no such payment shall be offset or reduced by the amount of any compensation provided to the Participant in any subsequent employment.

3.6 Accrued Wages and Expense Reimbursements: In addition to the Severance Benefits under this Program, a Participant that experiences a Qualifying Termination shall be entitled to: (1) accrued wages due through the date of the Qualifying Termination in accordance with the Employer’s normal payroll practices; (2) reimbursement for any unreimbursed business expenses properly incurred by the Participant prior to the date of the Qualifying Termination in accordance with the Employer’s policy (and for which the Participant has submitted proper documentation as may be required by the Employer); and (3) any accrued but unused flextime pay. In addition, a Participant that is subject to an Employer commission plan or arrangement shall receive all commissions properly earned, but not yet paid, in accordance with the terms of such plan or arrangement. All payments shall be subject to proper tax withholding.

3.7 Settlement of Accounts: The Company may deduct (after all applicable tax withholdings have been deducted) from payments hereunder any indebtedness, obligation or liability owed by the Participant to an Employer as of his or her date of termination, as permitted under applicable law.

ARTICLE 4

MISCELLANEOUS

4.1 Employment Status: This Severance Program does not constitute a contract of employment or impose on an Employer any obligation to retain any Eligible Employee as an employee or to change any employment policies of an Employer. Upon a Qualifying Termination hereunder, an Eligible Employee will thereafter cease to be an employee for any purpose.

4.2 Right to Amend or Terminate: The Company, by action of the Board or its duly authorized delegee, reserves the right at any time and from time to time to amend or terminate this Severance Program; provided, however, that subsequent to any Closing Date, the Program and each of the Severance Policies, all as in effect at the Closing Date, shall be maintained in substance and effect for at least 24 months following any Closing Date, subject only to administrative, process or other amendments or changes that do not materially affect the rights of Eligible Employees hereunder. In the event a Change of Control is structured as a sale of all or substantially all of the assets of the Company, the Company will negotiate for the Acquirer to assume and perform the obligations of the Company hereunder.

4.3 Large Scale Reduction in Force: In the event of a large scale reduction in force and except as otherwise limited by Section 4.2, the Company reserves the right, on its behalf and on behalf of all Employers, to reduce, due to economic factors, the benefits set forth in Article 3 of the Severance Program.

4.4 Code Section 409A: It is the intention of the parties that no payment or entitlement pursuant to this Program will give rise to any adverse tax consequences to any person pursuant to Code Section 409A. The Administrator shall interpret and apply the Program to that end, and shall not give effect to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under Code Section 409A; provided, however, that nothing herein shall require an Employer to provide a Participant with any gross-up for any tax, interest or penalty that may be incurred under Code Section 409A or otherwise. Any reimbursement due or expenses to be paid under any provision of this Severance Program shall be paid not later than March 15 of the year following the year in which the expense is incurred. In the case of any payment on termination (other than in compliance with the requirements of Treas. Reg. §1.409A-1(b)(9)(iii) or (v) or of any successor thereto or any other provision that exempts a payment from Code Section 409A and other than any payment that is a “short-term deferral” within the meaning of Treas. Reg. §1.409A-1(b)(4)(i)) while a Participant is a specified employee within the meaning of Code Section 409A(a)(2)(B)(i), in no event will such payment be made earlier than six months after the Participant’s “separation from service” within the meaning of Treas. Reg. §1.409A-1(h). In the event that, due to Code Section 409A, a Participant does not receive one or more cash payments that would otherwise be due during that six-month period, all such delayed payments will be made on the first day after the six-month anniversary of his or her “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and thereafter any remaining payments shall be made in accordance with any existing schedule.

EXHIBIT A

Policy No.	Title
COR-POL-230	Severance Policy - Executive Vice Presidents and Chief Executive Officer
COR-POL-220	Severance Policy - Vice Presidents and Senior Vice Presidents
COR-POL-210	Severance Policy - Managers and Directors
COR-POL-200	Severance Policy - Employees and Supervisors